      EXHIBIT 99.1

To our Shareholders:

The second quarter of 2003 was our sixth consecutive quarter of profitability and we have now begun to see some encouraging indications that the contract manufacturing environment is beginning to improve. Some of these indications are increased quote activity and clients making site visits for qualification. We were especially pleased with our improvements in both revenue and pre-tax net income for the six months ended June 30, 2003 as compared to the same period last year. Further, our balance sheet has never been stronger as we reduced total debt $1,700,000 during the previous twelve months and our liquidity and working capital continue to improve. In spite of receiving notice from our existing customer Johnson Outdoors, Inc. (JOI) that it plans on purchasing its higher volume assemblies in 2004 from a company with production resources in China, we are still receiving orders for specific lower volume assemblies from JOI . We were able to secure orders during this quarter from two new customers that have the potential for increased business. These new customers, in addition to other new customers engaged in 2002, are the result of our continuing efforts to diversify our customer base and present new revenue opportunities.

We remain cautious, however, as new customer orders have been small and carry with them short term visibility, making linear growth in revenue a continual challenge. Additionally, due to the timing of certain orders being shipped, the second quarter was slightly less successful than we had anticipated at the beginning of the year. Much like the third quarter of 2002, orders originally scheduled to ship in Q2 were accelerated and shipped in Q1. As I have explained before, this is and will continue to be the nature of our business. As our clients experience surges in demand we must move quickly to fill orders, regardless of the effect it may have on earnings consistency. On-time delivery and customer satisfaction are most important in maintaining and growing a successful business and we will not delay shipments to make quarters look even. Therefore it is important to note that uneven quarter to quarter performances will likely continue until our revenue base grows and the economic recovery strengthens.

Further, while year to date revenues and pre-tax income comparisons are up, after-tax earnings are down from 2002. Income tax expense for the two years is disproportionate to earnings because for 2003 we are subject to the full impact of income tax rates versus utilizing net operating loss carry forwards and credits to significantly reduce the income tax effects in 2002.

As we stated at the start of this year, building our sales and marketing capability is our number one priority. I believe we have made great strides in this area. Our sales and marketing team has made significant inroads with potential customers that match our strategy. The rest of our organization is busy meeting the needs of both new and existing customers.

Since January 1st we have:

•	Hired two additional sales team members.

•	Reduced debt by $677,000.

•	Built an Electronic Manufacturing Services (EMS) strategy based on current and emerging market conditions.

•	Began implementing “The Balanced Scorecard” as a basis to execute strategy.

•	Added five new customers.

•	Re-registered our business management system under ISO-9001-2000.

•	Re-engineered our banking relationship.

•	Hired an investor relations firm to help build awareness of the company in the market.

•	Presented our company story at one investor conference and to a select group of micro-cap investors.

•	Continued to remain profitable despite modest revenue growth and investment in our sales force.

Looking Forward

In the second half of 2003 we will begin to examine and create a strategy for our proprietary product area with a primary emphasis on Security Products. Although proprietary products have been a relatively small part of our business, we believe the potential exists for growth in this area.

Another area we will spend time examining and planning for is our technology strength. We are currently reviewing our technological capability against market needs and market trends. As a company that provides technology solutions to our clients, we need to be strong in both our ability to design and create solutions for our customers, as well as manufacture and supply high value products. In 2004 we will see greater focus on building our current strengths and adding to our technological capabilities based on market needs.

As always, I would like to thank you for your investment and support. We have received many positive comments from both individual investors as well as investment groups on our progress.

Sincerely

/s/ Lorin Krueger
Lorin Krueger
President and CEO

Cautionary Statement Regarding Forward Looking Information

Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to the orders secured in the quarter from new customers and the potential for additional business from these customers are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) the new customers may terminate existing orders or fail to place additional or increased orders; (ii) unanticipated problems in design, manufacture or performance of the products will arise; and (iii) costs of production will exceed current estimates thereby reducing the margins contributed by the new business. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2003 and 2002
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2003	2002	2003	2002

Net Revenues	$4,347,028	$5,111,078	$9,790,181	$9,396,725
Cost of Sales	3,360,629	3,915,439	7,389,540	7,115,518

Gross Profits	986,399	1,195,639	2,400,641	2,281,207
Operating Expenses	741,783	697,344	1,549,232	1,385,404

Operating Income	244,616	498,295	851,409	895,803

Pretax Income	212,949	426,009	776,640	756,082
Income Tax Expense	79,000	75,000	284,000	124,000

Net Income	$133,949	$351,009	$492,640	$632,082

Basic Earnings Per Share	$0.04	$0.12	$0.17	$0.21

Diluted Earnings Per Share	$0.04	$0.12	$0.16	$0.21

Basic Weighted Average Shares	2,985,554	2,961,030	2,981,878	2,960,439

Diluted Weighted Average Shares	3,108,862	3,031,438	3,109,390	3,007,096

BALANCE SHEET HIGHLIGHTS

	June 30,	March 31,
	2003	2003

Cash	$751,245	$966,780
Total Current Assets	$4,933,684	$5,952,372
Net Property and Equipment	$3,790,691	$3,920,085
Total Assets	$8,738,574	$9,894,123
Total Current Liabilities	$2,019,367	$2,790,335
Total Liabilities	$3,668,586	$4,968,097
Shareholder’s Equity	$5,069,988	$4,926,026
Total Liabilities and Equity	$8,738,574	$9,894,123